Mail Stop 4561
		July 29, 2005


By U.S. Mail and facsimile to (706) 276 8010

Darren M. Cantlay
Chief Financial Officer
Appalachian Bancshares, Inc.
829 Industrial Boulevard
Ellijay, Georgia  30540

Re:	Appalachian Bancshares, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed:  March 29, 2005

      Form 10-Q for the quarter ended March 31, 2005
      File No.  001-15571

Dear Mr. Cantlay,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


      							Joyce Sweeney
								Accounting Branch Chief